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                                                                   EXHIBIT 1

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

      MEDICAL ADVISORY SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      1. The name of the corporation is MEDICAL ADVISORY SYSTEMS, INC.

      The date of filing its original Certificate of Incorporation with the Secretary of State was December 1, 1981.

      2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation by changing the address of the registered agent, changing the purposes of the Corporation, changing the capitalization of the Corporation, adding indemnification provisions and making certain other changes.

      3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:

      FIRST: The name of the Corporation is MEDICAL ADVISORY SYSTEMS, INC.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington New Castle County,
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Delaware 19801, and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Two Million (2,000,000) shares, consisting of Common Stock, having a par value of one cent ($.01) per share.

      Each share of Class A Common Stock, Class B Common Stock and Preferred Stock issued and outstanding on the date of the adoption of this Restated Certificate of Incorporation is hereby converted into and reclassified as one share of Common Stock, par value one cent ($.01) per share.

      FIFTH: The Corporation is to have perpetual existence.

      SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Corporation's Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

      SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented,


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indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      EIGHTH: From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

      4. This Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.


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      IN WITNESS WHEREOF, said Medical Advisory Systems, Inc. has caused this
Certificate to be signed by Ronald W. Pickett, its President, and attested by Geaton De Cesaris, Jr., its secretary, this 31st day of May, 1985.

                                            MEDICAL ADVISORY SYSTEMS, INC.


                                            By: /s/ Ronald W. Pickett
                                                --------------------------------
                                                           President

ATTEST:


/s/ Geaton A. De Cesaris
-----------------------------
        Secretary


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